SUPPLEMENTARY CONSULTING AGREEMENT


     This is an Agreement, dated this 8th day of August, 1995, between Cimetrix Incorporated, a Nevada corporation ("Cimetrix") and Bicoastal Holding Company, a Nevada corporation ("Bicoastal").

Background

     Paul A. Bilzerian ("Bilzerian") has been an employee of Bicoastal since 1993. By agreement dated March 21, 1994, Bilzerian agreed to perform consulting services for Cimetrix. Pursuant to his employment agreement with Bicoastal, all compensation for Bilzerian's services to Cimetrix has been paid to or for the account of Bicoastal. Cimetrix and Bicoastal now desire to provide for an extended consulting period, because Cimetrix desires to retain Bilzerian's services for 20 additional months (more or less) and has requested Bilzerian to temporarily relocate his family to Provo, Utah. In consideration of the foregoing, and the terms and conditions herein contained, the parties agree as follows:

Agreement

1. Recitals. The foregoing recitals are true and correct, and are made a part of this Agreement.

2. Receipt of Consideration. Bicoastal acknowledges that it has received warrants to purchase 6,000,000 shares of Cimetrix' common stock as consideration for Bilzerian's consulting services from March 21, 1994 through March 20, 1997. Bicoastal also acknowledges the receipt of $2,000 per month since September, 1994 as additional consideration for Bilzerian's services.

3. Extension of Term. Bicoastal further agrees to make Bilzerian's services available to Cimetrix on an "as needed" basis through December 31, 1998, on the terms and conditions contained in the March 21, 1994 consulting agreement, as modified herein.


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4.  Compensation.  As consideration for Bicoastal's agreement to extend the term for which Bilzerian renders consulting services to Cimetrix, Cimetrix agrees to pay to Bicoastal the sum of $4,333.33 per month, commencing August 1, 1995, through December 31, 1998, or such earlier ate as Bilzerian's proxies to vote the shares of Cimetrix owned by Shirlee Dastrup and W. Keith Seolas expire, or a change in control or sale of substantially all the stock or assets of Cimetrix occurs.

5. Relocation Expenses. Cimetrix shall bear the costs associated with Bilzerian's temporary relocation to Provo, Utah, and shall provide him and his family with housing and other temporary living expenses during such relocation period, at no cost to Bicoastal.

6. Ratification. The parties hereby ratify the March 21, 1994 agreement between Cimetrix and Bilzerian, as agent for Bicoastal, as amended by the June 3, 1994 agreement between Cimetrix and Bicoastal, pursuant to which Bicoastal exchanged its stock option for warrants to purchase 6,000,000 shares of Cimetrix' common stock. Except as specifically amended hereby, such agreements remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement this 8th day of August, 1995.

                                  CIMETRIX INCORPORATED


                                  By  /s/ Kitt R. Finlinson
                                    Kitt R. Finlinson, Vice President

                                  BICOASTAL HOLDING COMPANY


                                  By   /s/ Paul A. Bilzerian
                                    Paul A. Bilzerian, President